Shareholder Update

Annual Meeting Results
An annual meeting of the funds shareholders was held on August 27, 2001. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.


(1) The funds preferred shareholders elected the following directors:

			Shares         Shares Withholding
			Voted For	Authority to Vote

Roger A. Gibson		1,670                   1
Leonard W. Kedrowski	1,670                   1

(2) The funds preferred and common shareholders, voting as a single class, elected the following directors:

			Shares         Shares Withholding
			Voted For	Authority to Vote

Robert J. Dayton	5,638,434           57,345
Andrew S. Duff          5,637,531           58,248
Andrew M. Hunter III    5,639,034           56,745
John M. Murphy, Jr.	5,639,034           56,745
Richard K Riederer	5,639,034           56,745
Joseph D. Strauss	5,637,531           58,248
Virginia L. Stringer	5,638,899           56,880
James M. Wade		5,639,034           56,744


(3) The funds preferred and common shareholders, voting as a single class ratified the selection by the funds board of directors of Ernst & Young LLP as the independent public accountants for the fund for the fiscal year ending January 31, 2002. The following votes were cast regarding this matter:

  Shares	   Shares  	                 Broker
Voted For      Voted Against   Abstentions      Non-Votes

5,639,224	    13,489        43,064           1